Exhibit 99.1

The First Bancshares, Inc. Reports Increased 1st Quarter 2010 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--May 4, 2010--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended March 31, 2010. The First Bancshares, Inc. also announced a quarterly dividend of $.025 per common share. The record date will be May 13, 2010 with a payable date of May 27, 2010.

Net income available to common stockholders for the three months ended March 31, 2010 amounted to $460,000, or $.15 per diluted share, compared to $139,000, or $.05 per diluted share for the same quarter in 2009, an increase of $321,000 or 230.9%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased to report continued improvement in the overall performance of the bank. We recorded significant loan and deposit growth during the first quarter while increasing our net interest margin and reducing our past due and non-accrual loans. The bank’s performance is very encouraging. These results are evidence of a strong commitment by our employees to the operating strategies put in place over the last two years. Our strategies have served the bank well in this difficult economic environment.”

The following are key highlights for the quarter ended March 31, 2010:

  Loans increased $12.6 million or 3.9% from December 31, 2009
  Deposits increased $35.3 million or 9.2% from December 31, 2009
  Net interest margin increased to 3.48% from 3.35% at December 31, 2009

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended March 31, 2010, was $3.8 million, a $349,000 increase compared to the first quarter in 2009. This increase was a result of increased loan volume as well as decreases in our funding costs.

Non-interest income decreased for the first quarter of 2010 by $256,000 as compared to the first quarter of 2009. Impairment losses on our securities portfolio attributed to this decline as well as a decrease in fee income generated from our mortgage division.

Non-Interest Expense

Non-interest expense remained flat at $3.70 million as compared to $3.66 million for the first quarter of 2009. This reflects an ongoing effort to monitor our expenses while maintaining our excellent level of customer service.

Increases in Total Assets, Net Loans and Deposits

Total assets were up $33.8 million, or 7.1%, between December 31, 2009, and March 31, 2010. Deposits saw an increase of $35.3 million or 9.2% over the same period. Total loans, net of unearned interest, increased $12.6 million, or 3.9%, between December 31, 2009, and March 31, 2010.

At March 31, 2010, The First Bancshares, Inc. reported total loans of $331.4 million, total assets of $511.3 million, total deposits of $419.1 million and stockholders’ equity of $44.3 million. Return on average assets was .37% and return on average equity was 4.18% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months
	ended March 31,

	2010	2009

Interest income	$5,884	$6,253
Interest expense	2,094	2,812
Net interest income	3,790	3,441
Provision for loan losses	165	628
Net interest income after provision for loan losses	3,625	2,813
Non-interest income	841	1,097
Non-interest expense	3,698	3,658
Income before income taxes	768	252
Income taxes	232	61
Net income	536	191
Preferred Dividends	62	38
Preferred Stock Accretion	14	14
Net income applicable to Common Stock	460	139

Earnings per share applicable to common stockholders - Basic	$.15	$.05
Earnings per share applicable to common stockholders - Diluted	$.15	$.05
Dividends per share	$.075	$-

	March 31,	December 31,	March 31,
	2010	2009	2009

Total assets	511,314	477,552	483,034
Cash and due from banks	4,397	8,416	13,053
Federal funds sold	34,198	7,575	29,934
Investment securities	109,866	112,234	95,163
Loans, net of unearned interest	331,351	318,795	318,925
Allowance for loan losses as % of net loans	1.36%	1.49%	1.65%
Loans past due 90 days and still accruing	571	1,447	545
Non-accrual loans	3,857	4,367	5,265
Deposits-interest bearing	370,953	335,227	340,195
Deposits non-interest bearing	48,122	48,527	50,593
Total deposits	419,075	383,754	390,788
Borrowed funds	32,011	32,037	35,508
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	44,326	43,617	42,242
Book value (per share)	$13.02	$12.79	$12.44
Total shares outstanding	3,019,869	3,019,869	2,993,631

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998